Exhibit 99.1

News Release

PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
psbusinessparks.com

For Release: Immediately
Date: March 2, 2021
Contact: Jeff Hedges
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Names Mac Chandler

as President and Chief Executive Officer

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) announced today that Dan “Mac” Chandler, III has been appointed as the Company’s President and Chief Executive Officer, effective April 5, 2021. John W. Petersen, the Company’s interim President and Chief Executive Officer, will remain in that role until April 5, 2021, when he will continue serving as the Company’s Executive Vice President and Chief Operating Officer.

Mr. Chandler joins the Company after serving as Executive Vice President and Chief Investment Officer of Regency Centers Corporation (NASDAQ:REG) (“Regency”), a public real estate investment trust that acquires, develops, owns, and operates open-air shopping centers in the United States, since 2019 and in various other leadership roles during his nearly 22-year career at Regency and Pacific Retail Trust (prior to its merger with Regency). Mr. Chandler holds a Master in Business Administration, a Master of Real Estate Development, and a Bachelor of Science in Urban Planning from the University of Southern California.

Ronald L. Havner, Jr., the Company’s Chairman of the Board, said, “We are excited to welcome Mac to PS Business Parks as our new President and CEO. Mac brings extensive executive leadership and real estate investment experience, and we look forward to the Company’s continued growth and delivery of significant value to our shareholders under Mac’s leadership.”

Mr. Havner continued, “We also thank J.P. for his service as interim President and Chief Executive Officer. He provided tremendous leadership and helped deliver strong results in one of the most difficult operating environments in our Company’s history. We look forward to J.P. continuing to play an instrumental role in the Company’s future success as our Chief Operating Officer.”

Company Information

PS Business Parks, Inc., a member of the S&P MidCap 400, is a REIT that acquires, develops, owns, and operates commercial properties, primarily multi-tenant industrial, flex, and office space. As of December 31, 2020, the Company wholly owned 27.7 million rentable square feet with approximately 5,000 commercial customers in six states. The Company also held a 95.0% interest in a 395-unit apartment complex and a 98.2% interest in an entity developing a 411-unit multifamily apartment complex.

Additional information about PS Business Parks, Inc. is available on the Company’s website, which can be found at psbusinessparks.com.

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